                                                                    EXHIBIT 2.1








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                           ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                                STAFFMARK, INC.,

                     STAFFMARK ACQUISITION CORPORATION TEN

                                      AND

                     EXPERT BUSINESS SYSTEMS, INCORPORATED


                          * * * * * * * * * * * * * *

                          Closing Date: August 4, 1997

                           * * * * * * * * * * * * *



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




                               TABLE OF CONTENTS
                               -----------------

                                                                                                  PAGE
                                                                                                  ----
INDEX TO EXHIBITS................................................................................. iv

ARTICLE I.   PURCHASE AND SALE OF ASSETS..........................................................  1
     SECTION 1.1.   Transfer of Assets............................................................  1
     SECTION 1.2.   Consideration for the Transferred Assets......................................  3
     SECTION 1.3.   Assumption of Liabilities.....................................................  3
     SECTION 1.4.   Transfer Taxes................................................................. 4
     SECTION 1.5.   Allocation of Purchase Price..................................................  4
     SECTION 1.6.   Procedures for Assets Not Transferable........................................  4

ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF
             THE CORPORATION....................................................................... 4
     SECTION 2.1.   Organization and Qualification................................................. 4
     SECTION 2.2.   Corporate Power and Authority.................................................. 5
     SECTION 2.3.   Shares of the Corporation...................................................... 5
     SECTION 2.4.   No Violation; Consents......................................................... 5
     SECTION 2.5.   Subsidiaries and Investments................................................... 6
     SECTION 2.6.   Books and Records.............................................................. 6
     SECTION 2.7.   Financial Statements........................................................... 6
     SECTION 2.8.   Absence of Undisclosed Liabilities............................................. 7
     SECTION 2.9.   Labor and Employee Relations................................................... 7
     SECTION 2.10.  Real Property.................................................................. 8
     SECTION 2.11   Powers of Attorney; Absence of Limitations on
                    Competition; Guarantees........................................................ 8
     SECTION 2.12.  Significant Customers.......................................................... 8
     SECTION 2.13.  Governmental Approvals......................................................... 8
     SECTION 2.14.  Absence of Certain Changes; Conduct of Business................................ 8
     SECTION 2.15.  Certain Practices..............................................................10
     SECTION 2.16.  Compliance with Law; Licenses and Permits......................................11
     SECTION 2.17.  Employee Benefits..............................................................11
     SECTION 2.18.  Fixed Assets...................................................................13
     SECTION 2.19.  Insurance......................................................................13
     SECTION 2.20.  Outstanding Contracts..........................................................13
     SECTION 2.21.  Outstanding Leases.............................................................14
     SECTION 2.22.  Intellectual Properties........................................................14
     SECTION 2.23.  Proprietary Information of Third Parties.......................................15
     SECTION 2.24.  Transactions with Affiliates...................................................15
     SECTION 2.25.  Taxes..........................................................................15
     SECTION 2.26.  Litigation.....................................................................16

     SECTION 2.27.  Environmental Matters..........................................................16
     SECTION 2.28.  Broker's or Finder's Fees......................................................17
     SECTION 2.29.  Disclosure.....................................................................17
     SECTION 2.30.  Protection of Creditors........................................................17
     SECTION 2.31.  Accounts Receivable............................................................17
     SECTION 2.32.  Securities Exemption...........................................................18

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF BUYER...............................................18
     SECTION 3.1.   Organization...................................................................18
     SECTION 3.2.   Corporate Power and Authority..................................................19
     SECTION 3.3.   Validity, Etc..................................................................19
     SECTION 3.4.   The Shares.....................................................................19
     SECTION 3.5.   Disclosure.....................................................................19
     SECTION 3.6.   Governmental Approvals.........................................................20

ARTICLE IV.  COVENANTS AND AGREEMENTS..............................................................20
     SECTION 4.1.   Cooperation....................................................................20
     SECTION 4.2.   Best Efforts...................................................................20
     SECTION 4.3.   Intentionally Omitted..........................................................20
     SECTION 4.4.   Investigations.................................................................20
     SECTION 4.5.   Distributions..................................................................20
     SECTION 4.6.   Corporate Matters..............................................................20
     SECTION 4.7.   Noncompetition Covenant........................................................21
     SECTION 4.8.   Intentionally Omitted..........................................................21
     SECTION 4.9.   Payment of Liabilities.........................................................21
     SECTION 4.10.  Employees and Consultants......................................................21
     SECTION 4.11.  Obligations Concerning Employees...............................................22
     SECTION 4.12.  Corporate Name.................................................................22
     SECTION 4.13   Employee Stock Options.........................................................23

ARTICLE V.  CONDITIONS TO THE BUYER'S OBLIGATIONS..................................................23
     SECTION 5.1.   Representations and Warranties True............................................23
     SECTION 5.2.   Consents.......................................................................23
     SECTION 5.3.   No Obstructive Proceeding......................................................23
     SECTION 5.4.   Opinion of Counsel to the Corporation..........................................23
     SECTION 5.5.   Closing Documents..............................................................23
     SECTION 5.6.   Approval of the Buyer and Its Counsel..........................................23
     SECTION 5.7    Due Diligence..................................................................24
     SECTION 5.8.   No Adverse Change..............................................................24
     SECTION 5.9.   Indemnification Agreement......................................................24
     SECTION 5.10.  Escrow Agreement...............................................................24
     SECTION 5.11.  Employment Agreements..........................................................24
     SECTION 5.12.  Noncompetition Agreements......................................................24

     SECTION 5.13.  Additional Agreements..........................................................24

ARTICLE VI.  CONDITIONS TO THE CORPORATION'S OBLIGATIONS...........................................24
     SECTION 6.1.    Representations and Warranties True...........................................24
     SECTION 6.2.    Closing Documents.............................................................25
     SECTION 6.3.    No Obstructive Proceeding.....................................................25
     SECTION 6.4.    Approval of the Corporation and Its Counsel...................................25
     SECTION 6.5.    Opinion of Counsel to Buyer...................................................25
     SECTION 6.6.    Earnout Agreement.............................................................25
     SECTION 6.7.    Registration Rights Agreement.................................................25
     SECTION 6.8.    Employment Agreement..........................................................25
     SECTION 6.9.    Additional Agreements.........................................................25

ARTICLE VII.  THE CLOSING, AND CERTAIN CLOSING DELIVERIES
              AND OTHER MATTERS....................................................................25
     SECTION 7.1.    Time and Place of the Closing.................................................25
     SECTION 7.2.    Survival of Representations, Warranties and Covenants.........................26
     SECTION 7.3     Remedies......................................................................26

ARTICLE VIII. TERMINATION..........................................................................25
     SECTION 8.1.    Termination of Agreement......................................................26
     SECTION 8.2.    Effect of Termination.........................................................27
     SECTION 8.3.    Other Termination Matters.....................................................27

ARTICLE IX.  MISCELLANEOUS.........................................................................27
     SECTION 9.1.    Knowledge of the Corporation..................................................27
     SECTION 9.2.    Knowledge of Buyer............................................................27
     SECTION 9.3.    "Person" Defined..............................................................28
     SECTION 9.4.    Notices.......................................................................28
     SECTION 9.5.    Entire Agreement..............................................................29
     SECTION 9.6.    Modifications and Amendments..................................................29
     SECTION 9.7.    Assignment/Binding Effect.....................................................29
     SECTION 9.8.    Parties in Interest...........................................................29
     SECTION 9.9.    Governing Law.................................................................29
     SECTION 9.10.   Severability..................................................................29
     SECTION 9.11.   Interpretation................................................................30
     SECTION 9.12.   Headings and Captions.........................................................30
     SECTION 9.13.   Reliance......................................................................30
     SECTION 9.14.   Expenses......................................................................30
     SECTION 9.15.   Gender........................................................................30
     SECTION 9.16.   Publicity.....................................................................30
     SECTION 9.17.   Counterparts..................................................................30
     SECTION 9.18.   Telecopy Execution and Delivery...............................................30

                               INDEX TO EXHIBITS

EXHIBIT A        --      Form of the Bill of Sale and Assignment
EXHIBIT B        --      Form of the Earnout Agreement
EXHIBIT C        --      Form of the Assumption Agreement
EXHIBIT D        --      Form of the Indemnification Agreement
EXHIBIT E        --      Form of the Escrow Agreement
EXHIBIT F        --      Form of the Noncompetition Agreement
EXHIBIT G        --      Form of the Registration Rights Agreement


                               INDEX TO SCHEDULES

Schedule 1.1     --      The Transferred Assets
Schedule 1.1.2   --      The Excluded Assets
Schedule 1.5     --      Allocation of Consideration for the Transferred Assets
Schedule 2.1     --      Organization and Qualification
Schedule 2.3     --      Shares of the Corporation
Schedule 2.4     --      No Violation; Consents
Schedule 2.7     --      Financial Statements
Schedule 2.7.1   --      Change in Financial Statements
Schedule 2.9     --      Labor and Employee Relations
Schedule 2.11    --      Powers of Attorney; Absence of Limitations on
                         Competition; Guarantees
Schedule 2.12    --      Significant Customers
Schedule 2.14    --      No Adverse Change
Schedule 2.16    --      Compliance with Law
Schedule 2.17    --      Employee Benefits
Schedule 2.17.1  --      Employee Compensation
Schedule 2.18    --      Claims on Fixed Assets
Schedule 2.19    --      Insurance
Schedule 2.20    --      Outstanding Contracts
Schedule 2.20.1  --      Notice of Contract Defaults
Schedule 2.20.2  --      Termination of Contracts
Schedule 2.20.3  --      Limitations on Contracts
Schedule 2.20.4  --      Contracts Requiring Consent of Other Party
Schedule 2.21    --      Leases
Schedule 2.22    --      Intellectual Properties
Schedule 2.23    --      Proprietary Information of Third Parties
Schedule 2.24    --      Transactions with Affiliates
Schedule 2.26    --      Litigation
Schedule 2.27    --      Environmental Matters
Schedule 2.28    --      Brokers

                            ASSET PURCHASE AGREEMENT


        This ASSET PURCHASE AGREEMENT (this "Agreement") is entered into this 4th day of August, 1997, by and among StaffMark, Inc., ("StaffMark"), a Delaware corporation, StaffMark Acquisition Corporation Ten, a Delaware corporation and wholly-owned subsidiary of StaffMark ("SAC", and collectively with StaffMark, the "Buyer"), and Expert Business Systems, Incorporated, a Texas corporation (the "Corporation").

                                    RECITALS

        WHEREAS, the Corporation is engaged in the business of providing information technology consulting and staffing services, personal computer and help desk services, distributed services, application development, project management, systems management, power protection and recover services (the "Business");

        WHEREAS, the Corporation is the owner of all right, title and interest in and to the assets described in Section 1.1 hereto, with such assets being substantially all of the assets currently used by the Corporation in the Business; and

        WHEREAS, the Corporation desires to sell substantially all of its assets to the Buyer, and the Buyer desires to purchase, through SAC, the assets from the Corporation, all pursuant to this Agreement as hereinafter provided.

                                   AGREEMENT

        NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:


                     ARTICLE I. PURCHASE AND SALE OF ASSETS

        SECTION 1.1. Transfer of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the Corporation shall transfer to SAC, free and clear of all claims, charges, liens, contracts, rights, pledges, options, security interests, mortgages, encumbrances and restrictions whatsoever (collectively, "Claims"), all of the assets, properties and rights owned as of the date of this Agreement by the Corporation or in which the Corporation has any right or interest of every type and description, real, personal and mixed, tangible and intangible, liquidated or contingent (other than the Excluded Assets as hereinafter defined) relating to the Business, including, without limitation the assets listed on Schedule 1.1 and the following:

               (a) Generally. Cash, accounts receivable, business agreements, property, equipment, inventory, goodwill, supplier lists, customer lists, prepaid insurance, licenses and permits (that are transferrable), processes, service marks, trade secrets, computers and computer equipment, files and other records (other than corporate minute books, financial records and tax records), systems and processes, security deposits, memberships (that are transferrable), contracts, leasehold interests, leasehold and other improvements (that are transferrable), machines, machinery, furniture, fixtures, supplies, all rights and claims under insurance policies and other contracts of whatever nature, all causes of action, claims and demands by the Corporation relating to all of the assets set forth in this Section 1.1.

               (b) Name and Related Items. The name "Expert Business Systems, Incorporated" and any variants thereof, all copyrights, copyright applications, trade names, trademarks, service marks and logos (whether or not registered) related thereto; the Corporation's transferable interest in the phone number (817) 514-7373, the facsimile number (817) 514- 8383, and other phone and facsimile numbers for the Business existing as of Closing.

               (c) Agreements and Contracts. All orders, bids, quotations, contracts, and other agreements with or related to present and prospective clients of the Business and all amendments, updates, customer files, lists, records, studies, surveys, reports, correspondence and other similar materials related to the foregoing;

               (d) Employee Agreements and Information. All employment agreements and contracts for those individuals listed on Schedule
        2.17.1 (the "Employees") and all rights thereunder and copies of the information for each Employee as indicated on such Schedule 2.17.1 and any additional employment agreements or contracts entered into prior to the Closing (collectively, the "Employee Information"); provided, however, the transfer of all rights relating to such employees shall be made only upon the termination of the Employee Leasing Agreement if executed between the parties.

               (e) Records. All books, records, lists and reports, including but not limited to, resumes and resume files, related to the Business whether or not currently being utilized by the Business (other than corporate minute books, financial records and tax records) (collectively, the "Records");

               (f) Electronic Data. All electronic information and data related to the Business wherever located (collectively, the "Electronic Data"); and

               (g) Additional Information. All sales, advertising and promotional literature and materials, advertising and advertising copy and other similar materials on which solely appears the name and such other materials which are currently in the possession of stockholder of the Corporation and the Employees on which appear the name "Expert Business Systems, Incorporated," or any form thereof.

All of the foregoing assets shall be referred to collectively as the "Transferred Assets".

        SECTION 1.1.1. Instruments of Conveyance and Transfer.

               (a) The Corporation shall transfer the Transferred Assets to the Buyer pursuant to a Bill of Sale and Assignment in substantially the form of Exhibit A attached hereto (the "Assignment Agreement"), and in and such other documents and instruments relating thereto as the Buyer or its counsel may reasonably request.

               (b) At any time and from time to time after the Closing Date, at the request of the Buyer, without further consideration, the Corporation shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively transfer, convey and assign to the Buyer and to confirm the Buyer's title to the Transferred Assets.

        SECTION 1.1.2. Excluded Assets. Notwithstanding any provision of this Agreement to the contrary, there shall be excluded from the Transferred Assets and retained by the Corporation the assets and rights listed on Schedule 1.1.2 hereto (the "Excluded Assets").

        SECTION 1.2. Consideration for the Transferred Assets. In consideration for the transfer of the Transferred Assets, upon the terms and subject to the conditions set forth in this Agreement, the Buyer shall pay to the Corporation an aggregate purchase price (the "Purchase Price") as follows:

               (a) At the Closing, Buyer shall deliver to the Corporation a promissory note in the form attached hereto as Exhibit AA (the "Promissory Note") pursuant to which Buyer will pay or deliver to the
        Corporation: (i) 105,611 shares of StaffMark common stock, $.01 par value, (the "Closing Shares"); and (ii) $3,784,945.49 in cash; and

               (b) At the Closing Buyer shall deliver cash in the amount of $260,329.50 to the Corporation via wire transfer; and

               (c) At the Closing, Buyer shall deposit into escrow with Mercantile Bank National Association, St. Louis, Missouri, the following: (i) 17,889 shares of StaffMark common Stock (together with the Closing Shares, the "Shares"); and (ii) $125,371.02 in cash; and

               (d) Buyer shall pay to the Corporation the earnout amounts pursuant to and in accordance with the "Earnout Agreement," the form of which is attached hereto as Exhibit B attached hereto.

        SECTION 1.2.1 Agreed Value. For purposes of this Agreement, the term "Agreed Value" shall be $21.725.

        SECTION 1.3. Assumption of Liabilities. In connection with its acquisition of the Transferred Assets, Buyer agrees to assume and discharge the obligations and liabilities reflected in or on an exhibit to the Assumption Agreement, the form of which is attached hereto as Exhibit C (the "Assumption Agreement") and agrees to enter into the Assumption Agreement at the Closing. Except for the Assumed Liabilities, the Buyer shall not assume or be responsible for any other liabilities or obligations which relate in any manner to the Corporation prior to the Closing Date.

        SECTION 1.4. Transfer Taxes. Buyer and the Corporation acknowledge and agree that for any sales, use, transfer or other similar tax purposes, the Purchase Price is deemed to have been paid by Buyer to the Corporation pursuant to this Agreement and includes and is inclusive of any and all sales, use, transfer or other similar tax imposed as a result of the consummation of the transactions contemplated by this Agreement. The Corporation hereby agrees to pay and discharge, and to indemnify Buyer against, and protect, save and hold Buyer harmless from, any liability, obligation, claim, assessment or deficiency (whether or not ultimately successful) for any and all sales, use, transfer or other similar taxes, but excluding Arkansas Sales and Use Tax, if any, (and any and all interest, penalties, additions to tax and fines thereon or related thereto) resulting or arising from or incurred in connection with the consummation of the transactions contemplated by this Agreement, except to the extent such tax liability is incurred as a result of any act or omission of Buyer or StaffMark.

        SECTION 1.5. Allocation of Purchase Price. The consideration paid and the liabilities assumed by Buyer pursuant to Sections 1.2 and 1.3 above shall be allocated among the Transferred Assets purchased hereunder as set forth on
Schedule 1.5 attached hereto. The Corporation and Buyer each hereby covenant and agree that none of them will take a position on any income tax return, before any governmental agency, or in any judicial proceeding that is in any way inconsistent with the allocation set forth on Schedule 1.5. Each party shall duly and timely file a Form 8594 with its appropriate tax returns.

        SECTION 1.6. Procedures for Assets Not Transferable. Following the Closing, the Corporation shall use all reasonable efforts to obtain any consents not previously obtained as soon as possible after the Closing Date.


                   ARTICLE II. REPRESENTATIONS AND WARRANTIES
                               OF THE CORPORATION

        As an inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Corporation represents and warrants to the Buyer as follows:

        SECTION 2.1. Organization and Qualification. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Corporation is duly qualified or otherwise authorized to transact business and is in good standing as a foreign corporation in each jurisdiction set forth on Schedule 2.1 attached hereto, which are all jurisdictions in which either the ownership or use of its properties, or the nature of the activities conducted by it, requires such authorization or qualification. The Corporation has made available to the Buyer complete and correct copies of its Certificate of Incorporation and its By-laws as currently in effect.

        SECTION 2.2. Corporate Power and Authority. The Corporation has the corporate power and authority to own and hold its properties and to carry on its business as now conducted, including the right to use the name "Expert Business Systems, Incorporated," and any fictitious names currently being used in the geographic area presently served by it. The Corporation (a) has the full power and authority to execute, deliver and perform this Agreement, the Exhibits and the Schedules hereto and the other documents and instruments contemplated hereby (collectively this Agreement, the Exhibits and Schedules hereto, and the other documents and instruments contemplated hereby shall constitute the "Documents") and to consummate the transactions contemplated hereby and thereby, and (b) this Agreement and the other Documents have been duly and validly executed and delivered by the Corporation and constitute valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms.

        SECTION 2.3. Shares of the Corporation. The Corporation has authorized capitalization consisting of 20,000,000 shares of common stock, no par value, of which 10,250,000 shares are issued and outstanding and no shares are held as treasury stock. All shares have been duly authorized and validly issued and are fully paid and nonassessable, and such shares have been so issued in full compliance with all federal and state securities laws. None of the shares have been issued in violation of any pre-emptive right. The Corporation has no other equity securities or other evidence of ownership outstanding other than the shares possessed by the Corporation's stockholders. Except as set forth in this Agreement or on Schedule 2.3, there are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance, transfer or sale of any of the equity securities of the Corporation or other evidence of ownership in the Corporation. Except as set forth on
Schedule 2.3, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Corporation. There are no voting trusts, proxies or other agreements or understandings with respect to the voting capital stock of the Corporation.

        SECTION 2.4. No Violation; Consents. Except as set forth on Schedule 2.4, neither the execution and delivery of this Agreement or the other Documents, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement or the other Documents and such other agreements in compliance with the terms and conditions hereof and thereof by the Corporation will: (i) violate or result in any breach of any trust agreement, Articles of Incorporation, Bylaws, judgment, decree, order, statute or regulation applicable to the Corporation; (ii) violate or result in a breach, default or termination or give rise to any right of termination, cancellation or acceleration of the maturity of any payment date of any of the material obligations of the Corporation or increase or otherwise affect the obligations of the Corporation under any law, rule, regulation or any judgment, decree, order, governmental permit, license or order or any of the terms, conditions or provisions of any material mortgage, indenture, note, license, agreement or other instrument or obligation related to (x) the Corporation or
(y) the Corporation's ability to consummate the transactions contemplated hereby or thereby, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing and provided to the Buyer;
(iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Corporation; (iv) result in the creation of any claims, charges, liens, contracts, rights, options, security interests, mortgages, encumbrances or restrictions whatsoever (collectively, the "Claims") upon the assets of the Corporation; or (v) require the consent, waiver, authorization or approval of any federal, state or local government or governmental department, agency, board, commission, bureau, instrumentality, or public or self regulatory body or authority, or of any other Person, entity or organization. The Corporation will give any required notices to third parties, and the Corporation will obtain any third party consents required to be obtained due to the consummation of the transactions contemplated hereby.

        SECTION 2.5. Subsidiaries and Investments. The Corporation has no subsidiaries and does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity.

        SECTION 2.6. Books and Records. The minute books of the Corporation, which have been and will be made available to the Buyer and its representatives, contain accurate records of all meetings of and actions or written consents by the respective officers, directors and shareholders of the Corporation set forth in such minute books. The Corporation does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including electronic, mechanical or photographic process whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Corporation. The Employee Information, the Records, and the Electronic Records are true and correct and accurately reflect the operations of the Business and have been maintained consistent with past practices.

        SECTION 2.7. Financial Statements. The Corporation has previously furnished to the Buyer, and attached hereto as Schedule 2.7 are, the compiled balance sheet of the Corporation as of December 31, 1996, the related statements of income and expenses for the fiscal year then ended, and the compiled balance sheet of the Corporation (the "Balance Sheet") as of June 30, 1997 (the "Balance Sheet Date") and the related statements of income and the expenses for the six months then ended. All such financial statements (the "Financial Statements") have been prepared in accordance with generally accepted accounting principles ("GAAP") on a consistent basis and were prepared from the books and records of the Corporation. Such books and records are complete and correct in all material respects, accurately reflect all transactions of the Corporation, and have been made available to Buyer for examination. The Financial Statements fairly present the financial position of the Corporation as of the dates thereof and the results of its operations for the periods ended on the dates thereof. Since the Balance Sheet Date, except as set forth on Schedule 2.7.1: (i) there has been no change in the assets, liabilities or financial condition of the business of the Corporation from that reflected in its Balance Sheet outside the ordinary course of business; and
(ii) none of the business, prospects, financial condition, operations, property or affairs of the Corporation has been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against. The Balance Sheet reflects, as of the Balance Sheet Date, all liabilities, debts, and obligations of any nature of the Corporation related to the Corporation, whether accrued, absolute, contingent, or otherwise, and whether due, or to become due, including, but not limited to, liabilities, debts, or obligations on account of taxes or other governmental charges or penalties, interest, or fines thereon or in respect thereof, to the extent such items are required to be reflected on such Balance Sheet under GAAP.

        SECTION 2.8. Absence of Undisclosed Liabilities.

               (a) Except as and to the extent of the amounts specifically reflected or reserved against in its Balance Sheet, the Corporation has no liabilities or obligations of any nature whatsoever due or to become due, accrued, absolute, contingent or otherwise, except for liabilities and obligations incurred since the date thereof in the ordinary course of business.

               (b) The Corporation has adequate workers' compensation coverage under a full- premium policy and there is no unrecorded liability for any workers' compensation claim for which the Buyer will be liable. All referral fees and commissions due to employees for all periods ending prior to the Closing Date have been properly paid or accrued on the Balance Sheet.

               (c) The Corporation is not bound by any agreement, or subject to any charter or other corporate restriction or any legal requirement, which has, or can reasonably be expected to have in the future, a material adverse effect on the Transferred Assets.

        SECTION 2.9. Labor and Employee Relations.

               (a) Schedule 2.9 sets forth a list of each employment or collective bargaining agreement to which the Corporation is a party and any other employment or collective bargaining agreement which pertain to employees of the Corporation.

               (b) No labor organization or group of employees of the Corporation has made a pending demand for recognition or certification, and there are no representation proceedings presently pending or threatened (in writing) with the National Labor Relations Board or any other federal, state, or other governmental agency or authority. There are no other organizing activities involving the Corporation presently being conducted or threatened (in writing) by any labor organization or group of employees of the Corporation.

               (c) There are no strikes, work stoppages, slowdowns, lockouts, labor disputes or material grievances pending or threatened (in writing) against the Corporation, and there have been no actual or threatened labor disputes or work stoppages within the last three (3) years. There are no unfair labor practice charges or complaints pending or threatened (in writing) by or on behalf of any employee or group of employees of the Corporation.

               (d) There are no complaints, charges or claims pending or threatened (in writing) against the Corporation by any federal, state or other governmental agency or authority based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Corporation of any individual.

               (e) The Corporation is in compliance with all laws, regulations and orders relating to the employment, including but not limited to all such laws, regulations and orders relating to wages, hours, the Workers Adjustment and Restraining Notification Act, 29 U.S.C. ss. 2201 et. seq., ("WARN"), the National Labor Relations Act, as amended, 29 U.S.C. ss. 151 et. seq., and any comparable state or local laws or regulations, equal employment opportunity discrimination laws or regulations, civil rights laws or regulations safety and health laws or regulations, workers' compensation laws or regulations and the collection and payment of withholding and/or social security taxes.

        SECTION 2.10. Real Property.  The Corporation owns no real property.

        SECTION 2.11 Powers of Attorney; Absence of Limitations on Competition; Guarantees. Except as set forth in Schedule 2.11: (i) no power of attorney or similar authorization given by the Corporation presently is in effect or outstanding as to any of the Transferred Assets; (ii) no contract or agreement to which the Corporation is a party or is bound or to which the Corporation's properties or assets is subject expressly prohibits the Corporation from competing in any line of business or with any Person; and (iii) the Corporation is not a party to or bound by any guarantee of any debt or obligation of any other Person which relates to the Transferred Assets.

        SECTION 2.12. Significant Customers. Set forth on Schedule 2.12 is a true and correct list of the Corporation's ten largest customers for the last fiscal year and the most recent seven-month period ending June 30, 1997, together with the amount of services attributable to such customers expressed in dollars and as a percentage of total sales and services. None of the customers identified on Schedule 2.12 has terminated, reduced, or threatened (in writing) to terminate or reduce, its request for services of the Corporation during the period covered by such schedule or prior to the Closing Date.

        SECTION 2.13. Governmental Approvals. No registration or filing with, or consent or approval of or other action by, any Federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by the Corporation of this Agreement.

        SECTION 2.14. Absence of Certain Changes; Conduct of Business. Except as set forth on Schedule 2.14, during the period from the Balance Sheet Date to and including the date of this Agreement:

               (a) The Corporation has not canceled any indebtedness owing to it or any claims that it might have possessed, waived any material rights of substantial value or sold, leased, encumbered, transferred, or otherwise disposed of, or agreed to sell, lease, encumber, or otherwise dispose of its assets or permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind;

               (b) The Corporation has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, of the Corporation except in the ordinary course of business;

               (c) The Corporation has not made any material changes in the types, nature, composition or quality of the services of the Business and there has not been any adverse change in the sales, revenue or net income of the Business;

               (d) The Corporation has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases and licenses) outside the ordinary course of business;

               (e) No party (including the Corporation) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which Corporation is a party or by which it is bound involving more than $10,000 or outside the ordinary course of business;

               (f) The Corporation has not allowed any Claims to be imposed upon any of its assets, tangible or intangible outside the ordinary course of business;

               (g) The Corporation has not made any capital expenditure (or series of related capital expenditures) either involving more than $5,000 or outside the ordinary course of business;

               (h) The Corporation has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;

               (i) The Corporation has not issued, or agreed to issue, any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $2,000 or outside the ordinary course of business;

               (j) The Corporation has not delayed or postponed the payment of accounts payable or other liabilities outside the ordinary course of business;

               (k) The Corporation has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $3,000 or outside the ordinary course of business;

               (l) The Corporation has not granted any license or sublicense of any rights under or with respect to any patents, trademarks or copyrights;

               (m) The Corporation has not accelerated collection of accounts receivables through special inducements or outside the ordinary course of business;

               (n) The Corporation has not issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

               (o) The Corporation has not declared, set aside, or paid any dividend or made any distribution with respect to its stockholders (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

               (p) The Corporation has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

               (q) The Corporation has not made any loan to, or entered into any other transaction with, any of its shareholders, directors, officers, or employees outside the ordinary course of business;

               (r) The Corporation has not entered into any employment contract, written or oral, or modified the terms of any existing such contract or agreement outside the ordinary course of business and the Corporation has not entered into any collective bargaining agreement;

               (s) The Corporation has not granted any increase in the base compensation of any of its directors, officers, or employees outside the ordinary course of business;

               (t) The Corporation has not adopted, amended, modified or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan);

               (u) The Corporation has not made any other change in employment terms for any of its directors, officers, or employees; or

               (v) The Corporation has not agreed, whether or not in writing, to do any of the foregoing.

        SECTION 2.15. Certain Practices. Neither the Corporation, nor any of its officers, directors, shareholders, or employees have, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on the books or records of the Corporation or any subsidiary; made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; or made any bribe, kickback, or other payment of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

        SECTION 2.16. Compliance with Law; Licenses and Permits. Except as set forth on Schedule 2.16, the Corporation has complied with all laws, ordinances, legal requirements, rules, regulations and orders applicable to it, its operations, properties, assets, products and services. The Corporation possesses all franchises, permits, licenses, certificates and consents required from any governmental or regulatory authority in order for the Corporation to carry on its business as currently conducted and to own and operate its properties and assets as now owned and operated. All of such licenses and permits are in full force and effect, and true and correct copies of all such licenses and permits are included in Schedule 2.16 hereto.

        SECTION 2.17. Employee Benefits.

               (a) Set forth on Schedule 2.17 is a list of all pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical insurance, life insurance, fringe benefit, welfare and other employee benefit plans, programs or arrangements pursuant to which the Corporation or its ERISA Affiliates provides (directly or indirectly, individually or jointly through others) benefits or compensation to or on behalf of employees or former employees of the Corporation or its ERISA Affiliates, whether formal or informal, whether or not written ("Employee Plan"). On request by the Buyer, the Corporation shall furnish a copy of each Employee Plan and a copy of any related materials. The Corporation will maintain the benefits listed on Schedule 2.17 in full force and effect through the Closing Date. Except as set forth on Schedule 2.17, the Buyer shall not have any obligation or liability of any kind or nature for any compensation or benefits of any kind or nature to the employees or consultants of the Corporation for services rendered prior to the Closing Date. Schedule 2.17.1 hereto sets forth a true and complete list of the names and current base salary and any bonus or commission for the prior fiscal year paid by Corporation to each corporate or administrative employee and each consultant utilized in connection with the operation of the Business.

               (b) Each Employee Plan covering any present or former employee of the Corporation which is subject to the continuation health coverage requirements of Section 4980B of the Code or Section 601 of ERISA or any applicable state law has complied with all such requirements for continuation coverage.

               (c) Except as set forth on Schedule 2.17, there are no actions, suits or claims pending (other than routine claims for benefits) or threatened (in writing) against or with respect to any Employee Plan or the assets of any Employee Plan.

               (d) Each Employee Plan (and the related trust or funding vehicle, if any) has been administered and maintained in material compliance with its terms and with applicable law. Except as set forth on Schedule 2.17, each Employee Plan which is intended to be qualified under Section 401 of the Code and each amendment to such plan is subject to a favorable determination letter from the Internal Revenue Service and each such plan has at all times been maintained, by its terms and in operation, in material compliance with Section 401 of the Code. Except with respect to the Flexible Benefit Spending Account, the assets of each Employee Plan which is not funded through the general assets of the Corporation are at least equal to the liabilities under such Employee Plan, and all assets of each Employee Plan are shown on the books and records of such Employee Plan at fair market value as of the date indicated therein. No Employee Plan has unfunded liabilities that as of the Closing Date are not accurately and fully reflected on the Corporation's Balance Sheet.

               (e) Neither the Corporation nor any of its ERISA Affiliates is or has been a participant in, or is or has been obligated to maintain or to make contributions to, a multi-employer plan (within the meaning of ERISA Section 3(37) and ERISA Section 40001(a)(3)) or an Employee Plan which is subject to Title IV of ERISA. Neither the Corporation nor any ERISA Affiliate has sponsored, contributed to or been obligated under Title I or IV of ERISA to contribute to a "defined benefit plan" (as defined in ERISA Section 3(35)). The Corporation is not obligated to provide post-retirement medical benefits or any other unfunded post-retirement welfare benefits to or on behalf of any persons whatsoever (except the benefits pursuant to the continuation health coverage requirements under Section 4980B of the Code, ERISA Section 601, or applicable state law).

               (f) Neither the Corporation nor its ERISA Affiliates is subject to and no facts exist which could subject the Corporation or any of its ERISA Affiliates to, any liability whatsoever which is directly or indirectly related to any Employee Plan, including, but not limited to, liability for benefit payments or related claims, any liability for any tax or related penalty under the Code, or liability for any damages or penalties arising under Title I or Title IV of ERISA other than claims for medical benefits or distribution requests processed in the normal course of business. No reportable event under Section 4043 of ERISA, has occurred or will occur with respect to such Employee Plan.

               (g) The execution or performance of the transactions contemplated by this Agreement will not create, accelerate or increase any obligations under the Employee Plans, including any obligation to make any payment which would not be deductible as an excess golden parachute payment under Section 280G of the Code.

               (h) All contributions to or under each Employee Plan and all expenses of each Employee Plan are fully deductible for income tax purposes for the taxable year for which such contributions are made or such expenses are paid. All contributions to or under each Employee Plan have been made when due under the terms of such Employee Plan in accordance with applicable law.

               (i) Neither the Corporation nor its ERISA Affiliates have entered into any contract, agreement or arrangement (whether oral or written) under which the Corporation or its ERISA Affiliates have assumed any liability relating to its clients' retirement plans, nor have the Corporation and/or its ERISA Affiliates made any verbal representations that the use of any employees of the Corporation or its ERISA Affiliates would have no adverse consequence on such client retirement plans.

               (j) Corporation has not engaged in employee leasing as defined in this Section 2.17(k). Employee leasing is defined solely for purposes of this Section 2.17(k) to mean the placement by an employer (customer) of all or most of its existing work force onto the payroll of an employee leasing firm and an explicit co-employment relationship following the termination-lease back.

               (k) For purposes of this Section 2.17, the term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the term "ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which together with the Corporation is treated as a single employer under Section 414(b), (c), (m), (o) or (t) of the Code.

               (l) All obligations of Corporation to employees under each Employee Plan for all periods ending prior to the Closing Date have been properly paid or accrued on the Balance Sheet.

        SECTION 2.18. Fixed Assets. Except as shown on Schedule 2.18, the Corporation has good and marketable title to all of its assets, free and clear of all claims, liens, mortgages, charges and encumbrances. All of the assets owned by the Corporation and any property leased is adequate and usable for the purposes for which they are currently used, are in good operating condition and repair and have been properly maintained (ordinary wear and tear excepted).

        SECTION 2.19. Insurance. The Corporation is, and will be through the Closing Date, insured with insurers in respect of its properties, assets and businesses as set forth on the attached Schedule 2.19. Schedule 2.19 lists the insurance coverage carried by the Corporation, which insurance will remain in full force and effect with respect to all events occurring prior to the Closing Date and Schedule 2.19 sets forth an accurate list of all insurance loss runs or workers' compensation claims received for the past three policy years. Except as set forth on Schedule 2.19, the Corporation (i) has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion, (ii) has not received notice of cancellation or nonrenewal of any such policy or binder, (iii) is not aware of any threatened (in writing) or proposed cancellation or nonrenewal of any such policy or binder, (iv) has not received notice of any insurance premiums which will be materially increased in the future, and (v) is not aware of any insurance premiums which will be materially increased in the future. There are no outstanding claims under any such policy which have gone unpaid for more than 45 days, or as to which the insurer has disclaimed liability.

        SECTION 2.20. Outstanding Contracts. Schedule 2.20 lists and briefly describes all existing contracts, agreements, leases, commitments, licenses and franchises, whether written or oral, relating to the Corporation in excess of $10,000 (collectively, the "Contracts"). The Corporation has delivered or made available to the Buyer true, correct and complete copies of all of the Contracts specified on Schedule 2.20 which are in writing, and such schedule sets forth a complete description of all Contracts which are not in writing. All of the Contracts are in full force and effect and enforceable in accordance with its terms, except to the extent that the enforceability thereof may be subject to or affected by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to or affecting the rights of creditors generally. Except as set forth on Schedule 2.20.1, the Corporation and each other party thereto have materially performed all the obligations required to be performed by it, have received no notice of default and are not in default (with due notice of lapse of time or both) under any of the Contracts. The Corporation has no present expectation or intention of not fully performing all its obligations under each of the Contracts, and the Corporation is not aware of any breach or anticipated breach by the other party to any of the Contracts to which the Corporation is a party. Except as set forth on Schedule 2.20.2, none of the Contracts has been terminated; no notice has been given by any party thereto of any alleged default by any party thereunder; and the Corporation is not aware of any intention or right of any party to declare another party to any of the Contracts to be in default. Except as set forth on
Schedule 2.20.3, there exists no actual or, to the best knowledge of the Corporation, threatened (in writing) termination, cancellation or limitation of the business relationship of the Corporation by any party to any of the Contracts. Except as set forth on Schedule 2.20.4, none of the Contracts requires the consent of the other party thereto for the assignment of such Contract to Buyer and, upon such assignment at Closing as contemplated by this Agreement, Buyer shall have all of the rights of Corporation thereunder.

        SECTION 2.21. Outstanding Leases. Schedule 2.21 sets forth a description of each agreement by which the Corporation leases each parcel of real property (the "Leased Parcels") used in connection with the Business (collectively, the "Leases"). The Corporation has delivered or made available to the Buyer true, correct and complete copies of all of the Leases specified on Schedule 2.21. All rents due under the Leases have been paid. Each of the Leases is in full force and effect and enforceable in accordance with its terms, except to the extent that the enforceability thereof may be subject to or affected by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to or affecting the rights of creditors generally. Except as set forth on Schedule 2.21, the Corporation and each other party to the Leases have performed all the material obligations required to be performed by them, have received no notice of default and are not in default (with due notice or lapse of time or both) under any of the Leases. The Corporation has no present expectation or intention of not fully performing all of its obligations under each of the Leases, and the Corporation is not aware of any breach or anticipated breach by the other party to any of the Leases. Except as set forth on Schedule 2.21, none of the Leases has been terminated; no notice has been given by any party thereto of any alleged default by any party thereunder; and the Corporation is not aware of any intention or right of any party to declare another party to any of the Leases to be in default. There exists, in writing, no actual threatened termination, cancellation, or limitation of the business relationship of the Corporation with any party to any of the Leases.

        SECTION 2.22. Intellectual Properties. Schedule 2.22 contains an accurate and complete list of all domestic and foreign letters patent, patents, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademarks, copyrights, unpatented inventions, service marks (other than personal computer software license), trademark registrations and applications, service mark registrations and applications and copyright registrations and applications, trade secrets or other confidential proprietary information owned or used by the Corporation in the operation of the Business (collectively the "Intellectual Property"). Except as set forth on Schedule 2.22 and except for commercial software licensed for use on personal computers, the Corporation owns the entire right, title and interest in and to the Intellectual Property, trade secrets and technology used in the operation of its Business and each item constituting part of the Intellectual Property which is owned by the Corporation has been, to the extent indicated in Schedule 2.22, duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark office or such other government entities, domestic or foreign as are indicated in Schedule 2.22 and such registrations, filings and issuances remain in full force and effect. There are no pending or threatened (in writing) proceedings or litigation or other adverse claims affecting or with respect to the Intellectual Property. To the best knowledge of the Corporation, there is no reasonable basis upon which a claim may be asserted against the Corporation for infringement of any domestic or foreign letters patent, patents, patent applications, patent licenses and know-how licenses, trade names, trademark registrations and applications, common law trademarks, service marks, service mark registrations or applications copyrights, copyright registrations or applications, trade secrets or other confidential proprietary information.

        SECTION 2.23. Proprietary Information of Third Parties. Except as disclosed on Schedule 2.23, no third party has claimed or to the best knowledge of the Corporation has reason to claim that any Person employed by or consulting with the Corporation ("Related Person") has (i) violated or may be violating any of the terms or conditions of such person's employment, noncompetition or nondisclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party, or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Corporation which suggests that such a claim might be contemplated. Except as disclosed on Schedule 2.23, to the best knowledge of the Corporation, no Related Person has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer and, no Related Person has violated any confidential relationship which such person may have had with any third party, in connection with the development, or sale of any service of the Corporation, and the Corporation has no reason to believe that there will be any such employment or violation.

        SECTION 2.24. Transactions with Affiliates. Except as disclosed on
Schedule 2.24, no stockholder, director, or officer of the Corporation, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a beneficial ownership interest greater than 5% or is an officer, director, trustee, partner or holder of any equity interest greater than 5%, is a party to any transaction with the Corporation, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments or involving other obligations to any such person or firm.

        SECTION 2.25. Taxes. All federal, state, local and foreign Tax returns and Tax reports required to be filed by the Corporation on or before the date hereof have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed and all amounts shown as owing thereon have been paid. All Taxes which have become due or payable or are required to be collected by the Corporation or are otherwise attributable to any periods ending on or before the Closing Date and all interest and penalties thereon, whether disputed or not, have been paid or will be paid in full or adequately reflected on the Balance Sheet in accordance with GAAP or the Corporation's books and records on or prior to the Closing Date. All deposits required by law to be made by the Corporation with respect to employees' withholding taxes have been duly made, and as of the Closing Date all such deposits due will have been made. The Corporation has delivered to the Buyer true and complete copies of all of the Corporation's state and federal income tax returns for the fiscal periods ended December, 1996 and 1995 and all reports and results of income tax audits, if any, related thereto. No audit of any Tax return of the Corporation is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any such tax return.

        "Tax" or "Taxes" means all taxes, including any interest, penalties or other additions to tax, which the Corporation is required to pay, withhold or collect (including without limitation all income or profits taxes, payroll and employee withholding taxes, unemployment insurance, social security or welfare taxes, sales and use taxes, ad valorem taxes, value-added taxes, excise taxes, surcharges, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, assessments, environmental taxes, transfer taxes, and other similar obligations).

        SECTION 2.26. Litigation. Except as set forth on Schedule 2.26, there is no (i) action, suit, claim, proceeding or investigation pending or, to the best knowledge of the Corporation, threatened (in writing) against or affecting the Corporation (whether or not the Corporation is a party or prospective party thereto), at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding pending relating to the Corporation or (iii) governmental inquiry pending or threatened (in writing) against or involving the Corporation, and there is no basis for any of the foregoing. The Corporation has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability which may be material to the business, prospects, financial condition, operations, property or affairs of the Corporation. There are no outstanding orders, writs, judgments, injunctions or decrees served upon the Corporation by any court, governmental agency or arbitration tribunal against the Corporation. To the best knowledge of the Corporation, there are no facts or circumstances which are reasonably anticipated to result in institution of any action, suit, claim or legal administrative or arbitration proceeding or investigation against, involving or affecting the Corporation or the transactions contemplated hereby. The Corporation is not in default with respect to any order, writ, injunction or decree known to or served upon it from any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. Except as disclosed on Schedule 2.26, there is no action or suit by the Corporation pending or threatened (in writing) against others.

        SECTION 2.27. Environmental Matters. The Corporation and, to the best knowledge of the Corporation, all Leased Parcels, are in compliance with all applicable laws, rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities with respect to all environmental statutes, rules and regulations. Except as set forth on
Schedule 2.27, there are no past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans of the Corporation which may interfere with or prevent continued compliance with, or which may give rise to any common law or legal liability or otherwise form the basis of any claim, action, suit, proceeding, hearing, or investigation, based on or related to the disposal, storage, handling, manufacture, processing, distribution, use, treatment or transport, or the emission, discharge, release or threatened release into the environment, of any substance. As used in this
Section 2.27, the term "Substance" or "Substances" shall mean any pollutant, hazardous substance, hazardous material, hazardous waste or toxic waste, as defined in any presently enacted federal, state or local statute or any regulation that has been promulgated pursuant thereto. No part of any of the Leased Parcels has been listed or proposed for listing on the National Priorities List established by the United States Environmental Protection Agency, or any other such list by any federal, state or local authorities.

        SECTION 2.28. Broker's or Finder's Fees. Except as set forth on
Schedule 2.28, no agent, broker, person or firm acting on behalf of the Corporation is, or will be, entitled to any commission or broker's or finder's fees from the Corporation or from any person controlling, controlled by or under common control with the Corporation in connection with any of the transactions contemplated herein.

        SECTION 2.29. Disclosure. All Documents delivered or to be delivered by the Corporation, and all Documents delivered or to be delivered on behalf of the Corporation by its agents, in connection with this Agreement and the transactions contemplated hereby are true, complete and correct in all material respects. Neither this Agreement, nor any of the other Documents contains any untrue statement of a material fact or omits a material fact necessary to make the statements made by the Corporation herein or therein, in light of the circumstances in which made, not misleading.

        SECTION 2.30. Protection of Creditors. The transfer to Buyer by the Corporation of the Transferred Assets does not and will not constitute a fraudulent transfer or fraudulent conveyance under any applicable state or federal law or regulation or under any similar laws relating to creditors' rights generally. The Corporation has not entered into this agreement or made any transfer of the Transferred Assets or incurred any obligations hereunder or in connection herewith, with actual intent to disturb, hinder, delay or defraud either present or future creditors or other persons.

        SECTION 2.31. Accounts Receivable. All accounts receivable of the Corporation that are reflected on the Balance Sheet or on the accounting records of the Corporation as of the Closing Date (collectively, the "Accounts Receivable") represent or will at the Closing Date represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or on the accounting records of the Corporation as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging.) Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one hundred fifty (150) days after the day on which it first becomes due and payable. After such 150-day period, the Buyer shall re-assign any uncollectible account to the Corporation for collection and Buyer shall have the right to make a claim in accordance with the Escrow Agreement for an amount equal to the uncollectible accounts receivable, net of the allocable reserves; however, the Corporation shall not have a right to dispute such claim. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any contract with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable.

        SECTION 2.32. Securities Exemptions. The Shares constituting a portion of the Purchase Price are being issued to the Corporation for its account, for investment purposes only and with no current intention of distributing, selling or otherwise disposing of such Shares, except for a transfer to its stockholders, in connection with a distribution within the meaning of the Securities Act of 1933, as amended, (the "Securities Act") and the rules and regulations thereunder. The Shares have not been registered under the Securities Act or any state securities laws pursuant to exemptions afforded by Sections 3 or 4, or both, of the Securities Act and the exemptions under the applicable state securities laws. The Corporation and each of its stockholders has been afforded full and complete access to all relevant financial and other information regarding StaffMark. Each stockholder is an "accredited investor," as such term is defined in rule 501(a) of the Securities Act. The Corporation has not paid a commission in connection with its acquisition of the Shares. Except for a transfer to its stockholders, the Corporation will not offer, sell, assign, pledge, hypothecate, transfer or otherwise dispose of those of the Shares except in compliance with all of the applicable provisions of the Securities Act and the rules and regulations of the Securities and Exchange Commission, applicable state securities laws and regulations, and any legends that appear on the certificate evidencing the Shares. Each stockholder of the Corporation is familiar with the provisions of Rule 144 of the Securities Act, and realizes that sales of the Shares may be required to be made pursuant to the terms of that rule.


              ARTICLE III. REPRESENTATIONS AND WARRANTIES OF BUYER

        As an inducement to the Corporation to enter into this Agreement and to consummate the transactions contemplated hereby, StaffMark and the Buyer, jointly and severally, represents and warrants to the Corporation as follows:

        SECTION 3.1. Organization. Each of StaffMark and the Buyer are companies duly organized, validly existing and in good standing under the laws of the State of Delaware and are duly qualified to transact business as a foreign corporation in each jurisdiction where the conduct of its business requires it to be so qualified.

        SECTION 3.2. Corporate Power and Authority. The Buyer has the corporate power and authority to execute, deliver and perform this Agreement and the other Documents to which it is a party. The execution, delivery and performance of the Documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate action of the Buyer. The Documents to be executed and delivered by the Buyer have been duly executed and delivered by, and constitute the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with their terms.

        SECTION 3.3. Validity, Etc. Neither the execution and delivery by the Buyer of this Agreement and the other Documents to which it is a party, the consummation by the Buyer of the transactions contemplated hereby or thereby, nor the performance by the Buyer of this Agreement and such other agreements in compliance with the terms and conditions hereof and thereof will: (i) violate, conflict with or result in any breach of any trust agreement, articles of incorporation, bylaw, judgment, decree, order, statute or regulation applicable to the Buyer, (ii) violate result in a breach, default or termination (or give rise to any right of termination, cancellation or acceleration) under any law, rule or regulation or any judgment, decree, order, governmental permit, license or order or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument to which the Buyer is a party, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained and except for any such default that would not result in an adverse effect on its business or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer.

        SECTION 3.4. The Shares. The Shares when delivered hereunder will be duly authorized, validly issued, and fully paid and nonassessable, free and clear of any Claims, except for any transfer restrictions imposed by the state and federal securities laws. The Shares, when issued, will not be issued in violation of any pre-emptive or other right. The Shares will be issued pursuant to Section 4(2) of the Securities Act promulgated thereunder. Certificates representing the Shares issued to the Company will contain a restrictive legend in substantially the following form:

        THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, DISTRIBUTED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF: (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT OF THE AVAILABILITY OF AN EXEMPTION THEREFROM; OR (B) AN OPINION OF COUNSEL ACCEPTABLE TO STAFFMARK, INC. ("STAFFMARK") TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

        SECTION 3.5 Disclosure. All Documents delivered or to be delivered by the Buyer and all Documents delivered or to be delivered on behalf of the Buyer by its agents, in connection with this Agreement and the transactions contemplated hereby are true, complete and correct in all material respects. Neither this Agreement, nor any of the other Documents contains any untrue statement of a material fact or omits a material fact necessary to make the statements made by the Buyer herein or therein, in light of the circumstances in which made, not misleading.

        SECTION 3.6 Governmental Approvals. No registration or filing with, or consent or approval of or other action by, any Federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by the Buyer of this Agreement.

                      ARTICLE IV. COVENANTS AND AGREEMENTS

        SECTION 4.1. Cooperation. Each of the parties hereto shall use its best efforts in good faith to perform and fulfill all conditions and obligations to be fulfilled or performed by it hereunder to the end that the transactions contemplated hereby will be fully and timely consummated.

        SECTION 4.2. Best Efforts. The Corporation and Buyer shall each use commercially reasonable efforts to procure upon reasonable terms and conditions all consents and approvals, completion of all filings, all registrations and certificates, and satisfaction of all other requirements prescribed by law which are necessary for the consummation of the transactions contemplated by this Agreement and the Buyer's ownership and operation of the Business after the Closing Date. Prior to the Closing Date, the Corporation will use commercially reasonable efforts to preserve its relationships with its employees, customers, and others having business relationships with the Corporation.

        SECTION 4.3. Intentionally omitted.

        SECTION 4.4. Investigations. The Corporation shall give Buyer and its employees, accountants, attorneys and other authorized representatives full access during all reasonable times to all the premises, properties, books and records, and furnish Buyer with such financial and operating data, analyses and other information of any kind respecting Corporation's business and properties as Buyer shall from time to time request. Any investigation shall be conducted in a manner which does not unreasonably interfere with business operations.

        SECTION 4.5. Distributions. The Corporation shall pay no dividends, distributions, consulting fees or management fees to stockholder, except as set forth on Schedule 2.7.1. The Corporation shall not increase management compensation policies or plans, and shall conduct no transactions with, or transfer anything of value, directly or indirectly, to stockholder, except as set forth on Schedule 2.7.1.

        SECTION 4.6. Corporate Matters. During the period from the date of this Agreement to the Closing, the Corporation will not (i) amend its articles of incorporation or bylaws; (ii) issue any shares of its capital stock; (iii) issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of its capital stock of any class might be directly or indirectly authorized, issued or transferred from treasury; or (iv) agree to do any of the acts listed above. In addition, subsequent to the Closing, the Corporation will not dissolve or otherwise terminate its existence at any time prior to December 31, 1997.

        SECTION 4.7. Intentionally omitted.

        SECTION 4.8. Nondisclosure of Confidential Information. The Corporation recognizes and acknowledges that it has and will have access to certain confidential information of the Corporation and Buyer (including, but not limited to, list of customers, and costs and financial information) that after the Closing will be valuable, special and unique property of StaffMark. The Corporation agrees that it will not disclose, and it will use its best efforts to prevent disclosure by any other Person of, any such confidential information to any Person, except to authorized representatives of StaffMark. The Corporation recognizes and agrees that violation of any of the agreements contained in this Section 4.8 will cause irreparable damage or injury to StaffMark, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, StaffMark shall be entitled to an injunction, without the necessity of posting bond, therefor, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies StaffMark may have against the Corporation.

        SECTION 4.9. Payment of Liabilities. Except for the Assumed Liabilities, the Corporation shall pay and satisfy in full all of its other obligations and liabilities, of any nature whatsoever, which accrue prior or subsequent to the Closing Date.

        SECTION 4.10. Employees and Consultants.

               (a) Buyer and Corporation agree that on the Closing Date, or the termination of the Employee Leasing Agreement, if executed by the parties, the employees of Corporation shall cease to be employees of Corporation and, except as otherwise determined by Buyer in its sole discretion, shall become employees of Buyer or an affiliate of Buyer on an employment at will basis. Notwithstanding the foregoing, Buyer will have no liability to Corporation if for any reason (i) Buyer decides not to offer employment to any of Corporation's employees (other than employees subject to employment agreements as required by this Agreement), (ii) any of the employees do not accept Buyer's offer of employment or (iii) any of the employees (other than employees subject to the employment agreements) accept employment with Buyer, but such employment is terminated for any reason after the Closing Date, or the termination of the Employee Leasing Agreement, if executed by the parties.

               (b) The parties acknowledge and agree that it is the intention of the parties that all existing contracts of employment, nondisclosure, and nonsolicitation and noncompetition between Corporation and its employees, except as set forth on Schedule 1.1.2, shall be transferred to and assumed by Buyer as a result of the transactions described herein and that such contracts shall constitute part of the Transferred Assets hereunder and Buyer shall assume and discharge the liabilities, if any, associated therewith from and after the Closing Date, or the termination of the Employee Leasing Agreement, if executed by the parties.

               (c) The Corporation shall, if requested by Buyer, assign to Buyer or its designated affiliates the Corporation's unemployment insurance and workers' compensation experience ratings and take such steps as Buyer shall reasonably request to effect such assignment, if such assignment is permitted and does not result in any cost, expense or penalty to Corporation and is otherwise not prejudicial to Corporation.

               (d) Unless prohibited by law, the Corporation shall make available to Buyer all personnel records, including without limitation names, Social Security numbers, dates of hire by Corporation, dates of birth, number of hours worked each calendar year, and salary histories, for all Corporation's employees. Corporation and Buyer shall also cooperate, both before and after the Closing Date, in exchanging information, including pertinent employment records, benefit information, salary and compensation records, financial statements and other data, and in taking other action respecting the interests of Corporation's employees who become employees of Buyer at or shortly following the Closing Date, and their respective beneficiaries and dependents, in each of the employee benefit plans of Corporation and any plans established by Buyer, so as to secure an orderly and effective transition of the benefit arrangements for such employees of Corporation and their respective beneficiaries and dependents.

        SECTION 4.11. Obligations Concerning Employees.

               (a) The Corporation will be responsible for all liabilities associated with the employees which relate to the period prior to 12:01 a.m. C.D.T. on the Closing Date or the termination of the Employee Leasing Agreement, if executed by the parties (the "Employee Transfer Date"). Buyer will be responsible for all liabilities associated with the employees which relate to the period subsequent to the Employee Transfer Date. After the Employee Transfer Date, Buyer will notify the relevant parties that Buyer will be responsible for expenses associated with benefit plans for the Employees. On the Closing Date, the Corporation agrees to provide Buyer with a true and complete list of the FICA wages and FICA withholdings related to compensation paid by the Corporation to the Employees prior to the Employee Transfer Date.

               (b) The Buyer agrees to retain the employee benefit plans set forth on Schedule 2.17 until such time it determines, in its sole discretion, whether to retain or terminate such plans, in which case Buyer shall provide benefits to such employees comparable to those provided to similarly situated employees of Buyer.

        SECTION 4.12. Corporate Name. On the Closing Date or as soon as practicable thereafter, Corporation shall change its corporate name such that the new name of Corporation is not similar to the existing name and otherwise is not likely to be confused with its present names so as to make Corporation's name available to Buyer. From and after the Closing, Corporation shall not use the words making up its existing name (or any existing trade names) or similar names in connection with any business.

        SECTION 4.13. Employee Stock Options. Within thirty (30) days of Closing, StaffMark shall grant employees of the Corporation, other than the current stockholders, options to purchase an aggregate of 15,000 shares of StaffMark common stock, par value $.01 per share. Such options shall be granted pursuant to and subject to the terms of the StaffMark, Inc. 1996 Stock Option Plan.


                ARTICLE V. CONDITIONS TO THE BUYER'S OBLIGATIONS

        The obligation of the Buyer to make deliveries to the Corporation pursuant to Section 1.2 of this Agreement and to consummate the other transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions each of which may be waived by the Buyer in its sole discretion:

        SECTION 5.1. Representations and Warranties True. All of the representations and warranties made by the Corporation in Article II of this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier specified date. The Corporation shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date. The President of the Corporation shall deliver a certificate to the Buyer to the effect that each above conditions are satisfied in all respects.

        SECTION 5.2. Consents. All requisite governmental approvals and consents of third parties required to be received to prevent any license, permit, Contract or agreement relating to the Business from terminating prior to its scheduled termination, as a result of the consummation of the transactions contemplated hereby, shall have been obtained, and all permits listed on Schedule 2.16 shall have been transferred to Buyer.

        SECTION 5.3. No Obstructive Proceeding. No suit, action or other proceeding shall have been instituted by any governmental authority or third party to restrain, enjoin or otherwise prevent or question the legality of the consummation of the transactions contemplated by this Agreement.

        SECTION 5.4. Opinion of Counsel to the Corporation. The Buyer shall have received an opinion from counsel to the Corporation, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer.

        SECTION 5.5. Closing Documents. The Corporation shall have delivered all of the Schedules, resolutions, certificates, documents and instruments required by this Agreement to be delivered by the Corporation.

        SECTION 5.6. Approval of the Buyer and Its Counsel. All actions, proceedings, consents, instruments and documents required to be delivered by, or at the direction of, the Corporation hereunder or incident to its performance hereunder, and all other related matters, shall be reasonably satisfactory as to form and substance to the Buyer and its counsel.

        SECTION 5.7 Due Diligence. Buyer shall have completed its due diligence review of the Corporation and the Business, and the results of such review shall have been satisfactory to Buyer.

        SECTION 5.8. No Adverse Change. From the date of this Agreement through the Closing Date, (i) there shall have been no change in the assets, liabilities, or financial condition of the business of the Corporation from that reflected in the Balance Sheet outside the ordinary course of business, and (ii) none of the business, prospects, financial condition, operations, property, or affairs of the Corporation shall have been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against.

        SECTION 5.9. Indemnification Agreement. The Buyer shall have received a counterpart executed copy of the "Indemnification Agreement" from the Corporation and each of the stockholders of the Corporation in substantially the form of Exhibit D attached hereto.

        SECTION 5.10. Escrow Agreement. The Buyer shall have received a counterpart executed copy of the "Escrow Agreement" in substantially the form of Exhibit E attached hereto.

        SECTION 5.11. Employment Agreements. The Buyer shall have received counterpart executed copies of employment agreements with Jerry Poston and John Willett satisfactory to Buyer.

        SECTION 5.12. Noncompetition Agreements. Buyer shall have received counterpart executed copies of the "Noncompetition Agreements" in the form of Exhibit F attached hereto from certain of the Corporation's stockholders.

        SECTION 5.13. Additional Agreements. The Corporation shall have entered into such additional agreements as may reasonably be required to be entered into by such parties on or before the Closing.


            ARTICLE VI. CONDITIONS TO THE CORPORATION'S OBLIGATIONS

        The obligation of the Corporation to deliver the Transferred Assets to Buyer and to consummate the other transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions, each of which may be waived by the Corporation in its discretion:

        SECTION 6.1. Representations and Warranties True. All of the representations and warranties made by Buyer in Article IV of this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier specified date. The Buyer shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date. An executive officer of the Corporation shall deliver a certificate to the Corporation to the effect that each of the above conditions are satisfied in all respects.

        SECTION 6.2. Closing Documents. The Buyer shall have delivered all of the Schedules, resolutions, certificates, documents and instruments required by this Agreement.

        SECTION 6.3. No Obstructive Proceeding. No suit, action or other proceeding shall have been instituted by any governmental authority or third party to restrain, enjoin or otherwise prevent or question the legality of the consummation of the transactions contemplated by this Agreement.

        SECTION 6.4. Approval of the Corporation and Its Counsel. All actions, proceedings, consents, instruments and documents required to be delivered by, or at the direction of, the Buyer hereunder or incident to its performance hereunder, and all other related matters, shall be reasonably satisfactory as to form and substance to the Corporation and its counsel.

        SECTION 6.5. Opinion of Counsel to Buyer. The Corporation shall have received an opinion from the Buyer's General Counsel, dated as of the Closing Date, in form and substance reasonably satisfactory to Corporation.

        SECTION 6.6. Earnout Agreement. The Corporation shall have received a counterpart executed copy of the Earnout Agreement from StaffMark.

        SECTION 6.7. Registration Rights Agreement. The Corporation shall have received a counterpart executed copy of the "Registration Rights Agreement" in the form of Exhibit G attached hereto.

        SECTION 6.8. Employment Agreement. Jerry Poston and John Willett shall have received executed counterpart executed copies of their respective Employment Agreement from the Buyer.

        SECTION 6.9. Additional Agreements. Buyer shall have entered into such additional agreements as may reasonably be required to be entered into by it on or before the Closing.


            ARTICLE VII. THE CLOSING, AND CERTAIN CLOSING DELIVERIES
                               AND OTHER MATTERS

        SECTION 7.1. Time and Place of the Closing. Upon the terms and subject to the satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hughes & Luce, LLP, 1717 Main Street, Suite 2800, Dallas, TX 75201, on August ____, 1997, or on such other place, date and time as may be mutually agreed upon by the parties (the "Closing Date"). The transactions contemplated by this Agreement shall be effective solely for accounting purposes as of 12:01 a.m. Central time (the "Effective Time") as of July 1, 1997. At the Closing: (i) the Corporation will deliver to Buyer the various certificates, instruments and documents referred to in Article V and any other certificates and documents reasonably requested by Buyer, (ii) Buyer will deliver the various certificates, instruments and documents referred to in
Article VI; and (iii) Buyer
will deliver to the Corporation that portion of the Purchase Price required to be paid at the Closing pursuant to and in accordance with this Agreement.

        SECTION 7.2. Survival of Representations, Warranties and Covenants. All of the representations and warranties of the parties contained in this Agreement shall survive for two (2) years following the Closing Date; except, that, the survivability periods as to the representations and warranties in Sections 2.17, 2.25 and 2.27, respectively, shall survive for the full period of the statute of limitations applicable to the matters described in such sections. Certain covenants of the parties in this Agreement shall survive the Closing Date for the time periods so indicated in each such section.

        SECTION 7.3 Remedies. In the event that a party (the "Breaching Party") breaches or in the event any third party alleges facts that, if true, would mean that the Breaching Party has breached any provision of this Agreement, then the other Party may exercise all of its remedies under this Agreement. The Breaching Party shall be liable to the other party for any claim, liability, obligation, loss, damage, assessment, judgment, cost, and expense of any kind or character, including reasonable attorney's fees and paralegal fees.

                           ARTICLE VIII. TERMINATION

        SECTION 8.1. Termination of Agreement. The parties may terminate this Agreement as provided below:

               (a) Buyer and the Corporation may terminate this Agreement by mutual written consent at any time prior to the Closing;

               (b) Buyer may terminate this Agreement at any time prior to the Closing; (i) in the event the Corporation has breached any representation, warranty, or covenant contained in this Agreement in any material respect; (ii) in the event that Buyer is not satisfied with its business, legal, accounting, environmental, labor, employee matters, operational or financial due diligence; (iii) if there is discovered or should there occur any event or condition which could reasonably be expected to have a material adverse effect on the Corporation; or (iv) if the Closing shall not have occurred on or before August 31, 1997;

               (c) The Corporation may terminate this Agreement any time prior to the Closing; (i) in the event Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect; (ii) if there is discovered or should there occur any event or condition which could reasonably be expected to have a material adverse effect on Buyer but such event shall not include any effects or changes on the price of Buyer's common stock; or (iii) if the Closing shall not have occurred on or before August 31, 1997;

               (d) Buyer may terminate this Agreement at any time prior to the Closing if a governmental authority adopts, enters, enacts or issues a final and nonappealable order, or adopts, enacts, enforces, or holds applicable to the Agreement a law, or a suit, action, or proceeding is threatened (in writing) or pending before a governmental authority, that directly or indirectly: (A) declares this Agreement to be illegal; (B) permanently enjoins, restrains or otherwise prohibits the acquisition of the Transferred Assets by Buyer pursuant to this Agreement or the transactions contemplated hereby; (C) prohibits the ownership or operation by Buyer (or any of its affiliates) of all or a material portion of the Transferred Assets; or (D) compels Buyer (or any of their Affiliates) to segregate or dispose of all or a material portion of the Transferred Assets; or

               (e) The Corporation may terminate this Agreement at any time prior to the Closing if a governmental authority adopts, enters, enacts or issues a final and nonappealable order, or adopts, enacts, enforces or holds applicable to this Agreement a law or a suit, action or proceeding is threatened (in writing) or pending before a governmental authority that directly or indirectly: (A) declares the Agreement to be illegal; or (B) permanently enjoins, restrains, or otherwise prohibits this Agreement or the transactions contemplated hereby.

Termination of this Agreement by any Party pursuant to clauses (b) or (c) above will be valid only if a notice of termination, signed by or on behalf of the Party electing the termination, is given to the other Party to this Agreement. Termination of this Agreement in accordance with clause (a) above will be effective as of the date specified in the Parties' written agreement of termination. Termination of this Agreement in accordance with clauses (d) or
(e) above will be effective on the effective date of the law or order that makes the Agreement illegal or permanently enjoins, restrains, or prohibits consummation of the Agreement, ownership of the Transferred Assets.

        SECTION 8.2. Effect of Termination. If this Agreement is terminated in accordance with the provisions of Section 8.1, a party will not have any further right, liability or obligation with respect to the other party (except for any liability of any party then in breach).

        SECTION 8.3. Other Termination Matters. The confidentiality provisions contained in Section 4.8 of this Agreement shall survive termination pursuant to Section 8.1 above for a period of one (1) year following any such termination date.


                           ARTICLE IX. MISCELLANEOUS

        SECTION 9.1. Knowledge of the Corporation. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the best knowledge of the Corporation, the Corporation confirms that it has made due and diligent inquiry of the Corporation's directors, officers and stockholders as to the matters that are the subject of such representations and warranties.

        SECTION 9.2. Knowledge of Buyer. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the best of knowledge of Buyer, Buyer confirms that it has made due and diligent inquiry of its President, Vice Presidents and Chief Financial Officer as to the matters that are the subject of such representations and warranties.

        SECTION 9.3. "Person" Defined. "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or other department or agency thereof.

        SECTION 9.4. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand,
(ii) sent by recognized overnight courier, (iii) made by telecopy or facsimile transmission, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

        If to the Buyer:

               StaffMark, Inc.
               302 East Millsap Road
               Fayetteville, Arkansas  72703
               Attn:  Terry C. Bellora, Chief Financial Officer
               Fax No.:  (501) 973-6019

        With a copy to:

               Gordon Y. Allison, Esq.
               302 East Millsap Road
               Fayetteville, Arkansas 72703
               Attn:  Gordon Y. Allison, Executive
                       Vice President - General Counsel

        If to Corporation:  (before the Closing)

               Jerry Poston
               President
               Expert Business Systems, Inc.
               500 Grapevine Highway, Suite 224
               Hurst, Texas 76054
               Fax No.: (817) 514-8383

        With a copy to:

               Dudley W. Murrey, Esq.
               Hughes & Luce, L.L.P.
               1717 Main Street, Suite 2800
               Dallas, Texas 75201
               Fax No.: (214) 939-5590



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

        All notices, requests, consents and other communications hereunder shall be deemed to have been given (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above,
(ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, (iii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is sent. The address of any party herein may be changed at any time by written notice to the other party given in accordance with this Section 9.2.

        SECTION 9.5. Entire Agreement. This Agreement and the other Documents embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the other Documents shall affect or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

        SECTION 9.6. Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

        SECTION 9.7. Assignment/Binding Effect. Neither this Agreement, nor any right hereunder, may be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, Buyer may assign its rights (but not its obligations) hereunder to a wholly-owned subsidiary formed for the purpose of owning and operating the Business. This Agreement shall be binding upon, and inure to the benefit of, the representatives, successors and permitted assigns.

        SECTION 9.8. Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

        SECTION 9.9. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of the State of Arkansas, except that the noncompetition provisions contained herein shall be governed by the laws of the State of Texas.

        SECTION 9.10. Severability. In the event that any arbitral tribunal of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such arbitral tribunal determines it enforceable, and as so limited shall remain in full force and effect. In the event that such arbitral tribunal shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

        SECTION 9.11. Interpretation. The parties hereto acknowledge and agree that: (i) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (ii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

        SECTION 9.12. Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

        SECTION 9.13. Reliance. The parties hereto agree that, notwithstanding any right of any party to this Agreement to investigate the affairs of any other party to this Agreement, the party having such right to investigate shall have the right to rely fully upon the representations and warranties of the other party expressly contained herein, unless such party has actual knowledge otherwise, which shall be proved by the other party.

        SECTION 9.14. Expenses. Each party shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) incurred in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

        SECTION 9.15. Gender. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or entity or the context may require.

        SECTION 9.16. Publicity. Except by the mutual agreement between the Corporation and Buyer, no party shall issue any press release or otherwise make any public statement with respect to the execution of, or the transactions contemplated by, this Agreement except as may be required by law, rule or regulation.

        SECTION 9.17. Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        SECTION 9.18. Telecopy Execution and Delivery. A facsimile telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction thereof.

        IN WITNESS WHEREOF, the Buyer and the Corporation have each caused this Agreement to be executed by their respective duly authorized officers all as of the day and year first above written.

                                        BUYER:

                                        STAFFMARK, INC.


                                        By:  /s/ CLETE T. BREWER
                                             ----------------------------------
                                             Clete T. Brewer, President and
                                             Chief Executive Officer



                                        STAFFMARK ACQUISITION CORPORATION TEN


                                        By:  /s/ CLETE T. BREWER
                                             ----------------------------------
                                             Clete T. Brewer, President



                                        THE CORPORATION:

                                        EXPERT BUSINESS SYSTEMS, INCORPORATED


                                        By:  /s/ JERRY POSTON
                                             ----------------------------------
                                             Jerry Poston, President